Exhibit 4.12

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this "Supplemental Indenture ") is dated as of January 1, 2019, among Independent Bank Group, Inc., a Texas corporation ("Independent"), Guaranty Bancorp, a Delaware corporation (formerly known as Centennial Bank Holdings, Inc., successor to Guaranty Corporation) ("Guaranty), and Wells Fargo Bank, National Association, a national banking association with its principal place of business in the State of Delaware (the "Trustee).

RECITALS

WHEREAS, Guaranty and the Trustee entered into that certain Indenture, dated as of July 30, 2003 (as amended, supplemented or otherwise modified prior to the date hereof, including by that certain First Supplemental Indenture, dated as of December 31, 2004 (the "First Supplemental Indenture"), the "Original Indenture"), pursuant to which Guaranty duly authorized the issuance of its Junior Subordinated Debt Securities due July 7, 2033 (the "Debt Securities");

WHEREAS, Independent and Guaranty entered into that certain Agreement and Plan of Merger, dated as of May 22, 2018, by and between Guaranty and Independent (the "Merger Agreement");

WHEREAS, on the date of this Supplemental Indenture, subject to the terms and conditions of the Merger Agreement, Guaranty will merge with and into Independent, with Independent being the surviving corporation (the "Merger"), whereupon the separate corporate existence of Guaranty will cease;

WHEREAS, Section 11.01 of the Original Indenture (as further amended hereby, the "Indenture ") provides that Independent shall expressly assume, by supplemental indenture executed and delivered to the Trustee, the due and punctual payment of all payments due on all of the Debt Securities in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Original Indenture to be kept or performed by Guaranty;

WHEREAS, Section 9.01(a) of the Original Indenture authorizes, without the consent of Securityholders, the execution of a supplemental indenture to evidence the succession of another Person to Guaranty, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of Guaranty, pursuant to Article XI of the Original Indenture;

WHEREAS, pursuant to Sections 9.05, 11.03 and 14.06 of the Original Indenture, Guaranty has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that (i) this Supplemental Indenture complies with the requirements of Article IX of the Original Indenture and (ii) all conditions precedent, if any, provided for in the Original Indenture relating to the execution of this Supplemental Indenture have been complied with, and an Opinion of Counsel stating that (i) this Supplemental Indenture is authorized or permitted by, and conforms to, the terms of Article IX of the Original Indenture and that it is proper for the Trustee under the provisions of Article IX of the Original Indenture to join the execution of this Supplemental Indenture and (ii) the Merger and the assumption of payment and performance by Independent provided for herein each complies with the provisions of Article XI of the Original Indenture; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Sections 11.01 and 11.02 of the Original Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, Independent, Guaranty and the Trustee, for the benefit of the Securityholders, agree as follows:

1.    Assumption of Payment and Performance. Immediately upon effectiveness of the Merger, Independent (i) hereby expressly assumes the due and punctual payment of all payments due on all of the Debt Securities in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Original Indenture to be kept or performed by Guaranty and (ii) hereby succeeds to and is substituted for Guaranty, with the same effect as if Independent had been named "the Company" in the Original Indenture.

2.    Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, (i) the Original Indenture shall be and be deemed to be modified and amended in accordance herewith; (ii) this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Original Indenture shall continue in full force and effect; (iv) immediately upon effectiveness of the Merger, Independent also succeeds to and is substituted for Guaranty with the same effect as if Independent had originally been named in (a) the Amended and Restated Declaration of Trust, dated as of June 30, 2003 (the "Trust Agreement"), as Sponsor (as defined in the Trust Agreement) and (b) the Guarantee Agreement, dated as of June 30, 2003 (the "Guarantee Agreement"), as Guarantor (as defined in the Guarantee Agreement); (v) the Debt Securities shall continue to be governed by the Indenture; and (vi) every Securityholder shall be bound by this Supplemental Indenture.

3.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Independent and Guaranty.

4.    Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Original Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

5.    Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State, without regard to conflict of laws principles thereof.

6.    Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Debt Securities then outstanding.

7.    Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

8.    Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

INDEPENDENT BANK GROUP, INC.

By: /s/ David R. Brooks
Name: David R. Brooks
Title: Chairman, Chief Executive Officer and
President

GUARANTY BANCORP

By: /s/ Paul W. Taylor
Name: Paul W. Taylor
Title: President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By: /s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

[Signature Page to Guaranty Capital Trust III Second Supplemental Indenture]